Exhibit 10.10
300, 239 8 Ave SW
Calgary, AB T2P 1B9
Phone: 403-974-5131
Fax: 403-974-5784
May 17, 2007
Midfield Supply ULC
1600 101 6th Ave SW
Calgary, Alberta
T2P 3P4
Attn: Rick Endersby
Dear Sir:
Alberta Treasury Branches has approved and offers financial assistance on the terms and conditions in the attached Commitment Letter.
You may accept our offer by returning the enclosed duplicate of this letter, signed as indicated below, by 4:00 p.m. on or before May 31, 2007 or our offer will automatically expire. We reserve the right to cancel our offer at any time prior to acceptance.
Thank you for your continued business.
Yours truly,

ALBERTA TREASURY BRANCHES

By:	/s/ Dwayne Hoopfer
D.A. (Dwayne) Hoopfer
Relationship Manager

By:	/s/ Gerald Buhler
Gerald Buhler
Account Manager

Encl.

Accepted this 17th day of May, 2007

Midfield Supply ULC

Per:	/s/ Dan Endersby
Dan Endersby
President

Exhibit 10.10
COMMITMENT LETTER
LENDER: ALBERTA TREASURY BRANCHES
BORROWER: MIDFIELD SUPPLY ULC
1.	AMOUNTS AND TYPES OF FACILITIES (each referred to as a “Facility”)

Facility #1 – Revolving Term Loan Facility – Cdn. $15,000,000
–	Facility #1 is available by way of:
–	Prime-based loans in Canadian dollars

–	Guaranteed Notes in Canadian dollars
–	Notwithstanding the amount of Facility #1 (and except as otherwise provided in the Repayment section hereof), advances will be limited to the amount equal to the lesser of:
–	the maximum principal amount of Facility #1; and

–	an amount equal to 50% of the Tangible Asset Value of Tangible Assets then subject to the Security Documents.
–	Facility #1 is to be used for the acquisition of Tangible Assets. Each advance shall be supported by an officer’s certificate detailing the Tangible Asset being acquired, and shall not exceed 100% of the cost of the asset being acquired less GST and all appropriate taxes. The initial advance can be used to reimburse Borrower for the cost of Tangible Assets previously acquired by it, subject to the approval of Lender as to the assets, including their acquisition date.
2.	INTEREST RATES AND PREPAYMENT:

Facility #1:
–	Pricing applicable to Facility #1 is as follows:
–	Prime-based loans: Interest is payable in Canadian dollars at Prime plus the Applicable Facility #1 Margin per 365-day period

–	Guaranteed Notes: Acceptance fee is payable in Canadian dollars at the Applicable Facility #1 Margin per 365-day period
–	The Applicable Facility #1 Margin shall be equal to the percentage rate per annum set out in the following table opposite the applicable ratio for the Borrower at the time of determination:

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Ratio of Tangible Asset
Value to outstanding Borrowings	Prime-based loans	Guaranteed Notes
≤ 3.00:1	0%	1.50%
>2.50 but < 3.00:1	0.25%	1.75%
> 2.00:1 but < 2.50:1	0.50%	2.00%
–	The effective date of any change to the Applicable Facility #1 Margin shall be the 1st day of the fiscal quarter immediately following the last day of the period during which the Borrower is required to deliver financial statements hereunder. If financial statements are not delivered as required hereunder, the Applicable Facility #1 Margin shall immediately be the highest rate applicable, until such time as such financial statements are delivered and the ratio determined. If the Applicable Facility #1 Margin changes during the term of any Guaranteed Note, the acceptance fee paid shall be adjusted to reflect the Applicable Facility #1 Margin for the remaining term, and the parties shall forthwith make whatever payments are necessary to reflect such adjustment.

–	The Applicable Facility #1 Margin shall be subject to a 0.50% increase on and after the Term Date.

–	Facility #1 may be prepaid in whole or in part at any time (subject to the notice periods provided hereunder) without penalty, except that Guaranteed Notes cannot be prepaid prior to their maturity.
3.	REPAYMENT:

Facility #1:
–	Facility #1 is a committed term facility, as detailed herein.

–	The “Term Date” is initially February 28, 2008, subject to extension as herein provided.

–	Prior to the Term Date, Facility #1 may revolve in multiples as permitted hereunder, and Borrower may borrow, repay, reborrow and convert between types of Borrowings, up to the amount and subject to the notice periods provided herein.

–	On the Term Date, any unutilized amount of Facility #1 will be cancelled, and the amount of Facility #1 will be reduced to the aggregate Borrowings outstanding on that date. On and after the Term Date, Facility #1 is non-revolving, and amounts repaid may not be re-borrowed, but Borrower can convert between types of Borrowings subject to the notice periods provided hereunder. All amounts outstanding under Facility #1 are due and payable in full on the date falling one (1) year after the Term Date.

–	Borrower may request an extension of the Term Date by sending Lender a written request for extension in the form attached as Schedule “C” by no later than 90 days prior to the

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then current Term Date, and Lender may in its sole discretion agree to extend the Term Date for a further period of up to 364 days. Lender shall advise Borrower of its decision regarding the extension by no later than 30 days prior to the then current Term Date.
4.	FEES:
–	Non-refundable application fee of $45,000 is payable on acceptance of this offer. Lender is hereby authorized to debit Borrower’s current account for any unpaid portion of the fee.

–	Any amount in excess of established credit facilities may be subject to a fee where Lender in its sole discretion permits excess Borrowings, if any.

–	For monthly or quarterly reports or statements not received within the stipulated periods (and without limiting Lender’s rights by virtue of such default), Borrower will be subject to a fee of $50 per month (per report or statement) for each late reporting occurrence, which will be deducted from Borrower’s account.

–	For annual reports or statements not received within the stipulated periods (and without limiting Lender’s rights by virtue of such default), Borrower will be subject to a fee of $250 per month (per report or statement) for each late reporting occurrence, which will be deducted from Borrower’s account.
5.	SECURITY DOCUMENTS:

All Security Documents (whether now held or later delivered) shall secure all Facilities and all other obligations of Borrower to Lender (whether present or future, direct or indirect, contingent or matured).

The Security Documents required at this time are as follows:
(a)	Solicitor prepared debenture from Borrower in the amount of $15,000,000 providing a fixed charge over all present real property and a floating charge over all after-acquired real property;

(b)	Solicitor prepared security agreement from Borrower providing a security interest over all present and after-acquired equipment of the Borrower, and specifically listing all equipment having a net book value of $250,000 or more;

(c)	Solicitor prepared inter-creditor agreement (the “Intercreditor Agreement”) with Bank of America, N.A. as agent under the Syndicated Facility;

(d)	Solicitor prepared subordination agreement from all shareholders of Borrower; and

(e)	Confirmation of Insurance Coverage on the Tangible Assets with first loss payable to Lender.
All Security Documents shall be in form and substance acceptable to Lender and shall be supported by satisfactory legal opinions from Borrower’s counsel. The Security Documents have or are to be registered in Alberta, British Columbia and Saskatchewan, with specific registrations against all real property, and against equipment having a net book value of $250,000 or more.

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6.	REPRESENTATIONS AND WARRANTIES:

Borrower represents and warrants to Lender that:
(a)	it is an unlimited liability corporation duly incorporated, validly existing and duly registered or qualified to carry on business in the Province of Alberta and in each other jurisdiction where it carries on any material business;

(b)	as of the date hereof, the only shareholders of Borrower are Red Man Pipe and Supply Canada Ltd. (“Red Man”) and Midfield Holdings (Alberta) Ltd. (“Midfield Holdings”);

(c)	the execution, delivery and performance by it of this agreement and each Security Document to which it is a party have been duly authorized by all necessary actions and do not violate its governing documents or any applicable laws or agreements to which it is subject or by which it is bound;

(d)	if, after the date hereof, any person (a “Guarantor”) provides a guarantee of Borrower’s obligations to Lender, such Guarantor will be a corporation duly incorporated, validly existing and duly registered or qualified to carry on business in the Province of Alberta and in each other jurisdiction where it carries on any material business, and the execution, delivery and performance by such Guarantor of this agreement and each Security Document to which it becomes a party will have been duly authorized by all necessary actions and will not violate its governing documents or any applicable laws or agreements to which it will be subject or by which it will be bound;

(e)	no Default or Event of Default has occurred;

(f)	the most recent financial statements of Borrower and, if applicable, any Guarantor, provided to Lender fairly present its financial position as of the date thereof and its results of operations and cash flows for the fiscal period covered thereby, and since the date of such financial statements, there has occurred no material adverse change in its business or financial condition;

(g)	each Loan Party has good and marketable title to all of its properties and assets, free and clear of any encumbrances, other than Permitted Encumbrances; and

(h)	each Loan Party is in compliance in all material respects with all applicable laws including, without limitation, all environmental laws, and there is no existing material impairment to its properties and assets as a result of environmental damage, except to the extent disclosed in writing to Lender and acknowledged by Lender.
All representations and warranties are deemed to be repeated by Borrower on each request for an advance hereunder.

7.	POSITIVE COVENANTS:

Borrower covenants with Lender that so long as it is indebted or otherwise obligated (contingently or otherwise) to Lender, it will do and perform the following covenants:
(a)	Borrower will pay to Lender when due all amounts (whether principal, interest or other sums) owing by it to Lender from time to time;

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(b)	Borrower will deliver to Lender the Security Documents, in all cases in form and substance satisfactory to Lender and Lender’s solicitor;

(c)	Borrower will ensure that (i) all Tangible Assets, and (ii) at least 95% of its consolidated assets, are held by Borrower directly or by any Guarantors which have provided security in favour of and to the extent required by Lender;

(d)	Borrower will, prior to acquiring any Subsidiary or allowing any Subsidiary to have assets of a type or in an amount which would otherwise violate subsection 7(c) above, cause such Subsidiary to provide a guarantee in favour of Lender as well as grant similar Security Documents in favour of Lender as those delivered by Borrower hereunder;

(e)	Borrower will use the proceeds of loans only for the purposes approved by Lender;

(f)	each Loan Party will maintain its valid existence as a corporation (and, in the case of Borrower, as an unlimited liability corporation) and except to the extent any failure to do so could not reasonably be expected to have a Material Adverse Effect, will maintain all licenses and authorizations required from regulatory or governmental authorities or agencies to permit it to carry on its business, including, without limitation, any licenses, certificates, permits and consents for the protection of the environment;

(g)	each Loan Party will maintain appropriate books of account and records relative to the operation of its business and financial condition;

(h)	each Loan Party will maintain and defend title to all of its property and assets, will maintain, repair and keep in good working order and condition all of its property and assets and will continuously carry on and conduct its business in a proper, efficient and businesslike manner;

(i)	each Loan Party will maintain appropriate types and amounts of insurance with Lender shown as first loss payee on any property insurance covering any assets on which Lender has security, and promptly advise Lender in writing of any significant loss or damage to its property;

(j)	each Loan Party will provide evidence of insurance to Lender on all Tangible Assets, and otherwise, on request;

(k)	each Loan Party will permit Lender, by its officers or authorized representatives at any reasonable time and on reasonable prior notice, to enter its premises and to inspect its plant, machinery, equipment and other real and personal property and their operation, and to examine and copy all of its relevant books of accounts and records;

(l)	each Loan Party will remit all sums when due to tax and other governmental authorities (including, without limitation, any sums in respect of employees and GST) and will pay when due all other Potential Prior-Ranking Claims, and upon request, will provide Lender with such information and documentation in respect thereof as Lender may reasonably require from time to time;

(m)	each Loan Party will comply with all applicable laws, including without limitation, environmental laws, except to the extent any failure to do so could not reasonably be expected to have a Material Adverse Effect;

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(n)	Borrower will promptly advise Lender in writing, giving reasonable details, of:
i)	the discovery of any contaminant or any spill, discharge or release of a contaminant into the environment from or upon its property which could reasonably be expected to result in a Material Adverse Effect;

ii)	the occurrence or existence of any Default or Event of Default;

iii)	each event which has or is reasonably likely to have a Material Adverse Effect;

iv)	any amendment to and any breach or default under the Syndicated Facility;

v)	any change in its shareholders or other holders of its Equity Interests; and

vi)	any proposed Purchase Money Security Interest, Capital Lease or sale-leaseback transaction involving a Tangible Asset (which for greater certainty, requires Lender’s consent prior to the entering into thereof); and
(o)	Borrower undertakes that, upon request from Lender, it will, or will cause a Guarantor to, grant a fixed mortgage and charge to Lender on any or all real property of a Loan Party and a specifically registered security interest on any or all equipment of a Loan Party, in each case as so designated by Lender. Each Loan Party shall promptly provide to Lender all information reasonably requested by Lender to assist it in that regard. Each Loan Party acknowledges that this undertaking constitutes present and continuing security in favour of Lender, and that Lender may file such caveats, security notices, financing statements or other filings in regard thereto at any time and from time to time as Lender may determine.
If any such covenant is to be done or performed by a Guarantor, Borrower also covenants with Lender to cause Guarantor to do or perform such covenant.

8.	NEGATIVE COVENANTS:

Borrower covenants with Lender that while it is indebted or otherwise obligated (contingently or otherwise) to Lender, it will not do any of the following, without the prior written consent of Lender:
(a)	a Loan Party will not create or permit to exist any mortgage, charge, lien, encumbrance or other security interest on any of its present or future assets, other than Permitted Encumbrances;

(b)	a Loan Party will not create, incur, assume or allow to exist any Indebtedness other than Permitted Indebtedness;

(c)	a Loan Party will not sell, lease or otherwise dispose of any assets except (i) inventory sold, leased or disposed of in the ordinary course of business, (ii) obsolete equipment which is being replaced with equipment of an equivalent value, and (iii) assets (other than real property) sold, leased or disposed of during a fiscal year having an aggregate fair market value not exceeding $2,500,000 for such fiscal year;

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(d)	a Loan Party will not provide financial assistance (by means of a loan, guarantee or otherwise) to any person (other than Lender), other than (i) guarantees granted to support Indebtedness arising under the Syndicated Facility, and (ii) other financial assistance not in excess of $5,500,000 in aggregate at any one time;

(e)	a Loan Party will not make any Distributions or any payments to persons having an Equity Interest in Borrower (except a Distribution by a Subsidiary to Borrower), and will not create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Distribution to Borrower, except for restrictions under applicable law, provided, however, that Borrower may pay Bonuses to its employees, pay principal and interest to persons having an Equity Interest in Borrower who are holders of Shareholders’ Notes and pay interest to Red Man on Class R Note; but only if no Default or Event of Default exists at the time of making such payment and no Default or Event of Default would occur as a consequence of the making of such payment, and provided further, that in the case of payments of principal or interest on Shareholders’ Notes, that the persons holding such Shareholders’ Notes have entered in to a subordination agreement on terms acceptable to Lender;

(f)	a Loan Party will not amalgamate, consolidate, or merge with any person other than a Loan Party and then only if no Default or Event of Default is then in existence or would be caused as a result thereof;

(g)	a Loan Party will not acquire any assets in, or move or allow any of its assets to be moved to, a jurisdiction where Lender has not registered or perfected the Security Documents;

(h)	a Loan Party will not change the present nature of its business;

(i)	a Loan Party will not enter into any Hedging Agreement which is not used for risk management in relation to its business or which is not entered into in the ordinary course of its business but is entered into for speculative purposes, or which, in the case of commodity swaps or similar transactions of either a financial or physical nature, have a term exceeding two years;

(j)	a Loan Party will not allow any pollutant (including any pollutant now on, under or about such land) to be placed, handled, stored, disposed of or released on, under or about any of its lands unless done in the normal course of its business and then only as long as it complies with all applicable laws in placing, handling, storing, transporting, disposing of or otherwise dealing with such pollutants, except to the extent any failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(k)	Borrower will not utilize Borrowings to finance a hostile takeover.
If a Guarantor is not to do an act, Borrower also covenants with Lender not to permit Guarantor to do such act.

9.	REPORTING COVENANTS

Borrower will provide to Lender:
(a)	within 120 days after the end of each of its fiscal years:

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i)	financial statements of Borrower on an audited, consolidated basis prepared by a firm of qualified accountants;

ii)	a compliance certificate executed by a senior officer of Borrower in the form attached hereto as Schedule “A”;

iii)	an environmental questionnaire and disclosure statement in the form requested by Lender.
(b)	within 60 days following the end of each of its first 3 fiscal quarters:
i)	internally produced consolidated financial statements of Borrower for that quarter, and

ii)	a compliance certificate executed by a senior officer of Borrower in the form attached hereto as Schedule “A”;
(c)	within 60 days after the end of each of its fiscal quarters, a list of all real property and a list of all other assets constituting Tangible Assets broken down by category of asset and providing details for any asset having a net book value of $250,000 or more;

(d)	within 120 days after the end of each of its fiscal year ends, annual consolidated and non-consolidated capital and revenue budgets, projected balance sheet, income statement and cash flow statement from Borrower for the next following fiscal year; and

(e)	on request, any further information regarding its assets, operations and financial condition that Lender may from time to time reasonably require.
10.	FINANCIAL COVENANTS:

Borrower will at all times comply with the following financial covenants on a consolidated basis:
(a)	Borrower must maintain a Leverage Ratio not greater than 3.50:1;

(b)	Borrower must maintain a Fixed Charge Coverage Ratio of at least 1.15:1; and

(c)	Borrower must maintain a ratio of Tangible Asset Value to Borrowings outstanding of at least 2.00:1.
Each of the above financial ratios shall be maintained at all times and shall be detailed in the compliance certificate required to be delivered hereunder.

11.	CONDITIONS PRECEDENT:

No Facilities will be available until the following conditions precedent have been satisfied, unless waived by Lender:
(a)	Lender has received all Security Documents and all registrations and filings have been completed in Alberta, British Columbia and Saskatchewan, in all cases in form and substance satisfactory to Lender. Specific charges to be registered against capital assets having a value in excess of $250,000;

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(b)	Borrower and Guarantors (if any) have provided all authorizations and all financial statements, appraisals, environmental reports and any other information that Lender may require;

(c)	Borrower has provided a copy of the Shareholders Agreement and the Class R Note;

(d)	Lender has received confirmation that the second amendment to the Syndicated Facility has become effective in the form agreed to by the Lender;

(e)	Lender has received payment of all fees due in respect hereof;

(f)	Lender is satisfied as to the value of Borrower’s and any Guarantor’s assets and financial condition, and Borrower’s and any Guarantor’s ability to carry on business and repay any amount owed to Lender from time to time;

(g)	There is no default hereunder or under any Security Document, and all representations and warranties hereunder are true and correct in all material respects as if made on such date;

(h)	Lender has received an environmental assessment and appraisal report for all real estate projects (both old and new) having a value greater than $500,000; and

(i)	Advances under Facility #1 are subject to a minimum of $100,000 and will be advanced against an officers certificate detailing the Tangible Asset acquired.
It is a condition precedent to each subsequent advance hereunder that, at the time of such advance, all representations and warranties hereunder must be true and correct in all material respects as if made on such date, and there must be no default hereunder or under any Security Document. As noted above, condition precedent (h) applies for each advance hereunder.

12.	AUTHORIZATIONS AND SUPPORTING DOCUMENTS

Borrower has delivered or will deliver the following authorizations and supporting documents to Lender on behalf of Borrower and any Guarantor:
(a)	Incorporation documents including Certificate of Incorporation/Amalgamation, Articles of Incorporation/Amalgamation (including any amendments) and last Notice of Directors;

(b)	Business Corporation Agreement;

(c)	Environmental Questionnaire & Disclosure Statement;

(d)	Sunlife Group Creditor’s Life Insurance – application or waiver;

(e)	Credit Information and Alberta Land Titles Office Name Search Consent Form.
13.	DRAWDOWNS, PAYMENTS AND EVIDENCE OF INDEBTEDNESS
–	Interest on Prime-based loans is calculated on the daily outstanding principal balance, and is payable on the last day of each month.

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–	If Guaranteed Notes are available hereunder, Borrower will issue non-interest bearing promissory notes to Lender in multiples of $100,000, subject to a minimum of $1,000,000, with a minimum term of 30 days and up to 90 day maturity dates. Borrower agrees to be bound by the power of attorney set out in Schedule “B” hereto. On the date of drawdown, Lender shall make an advance to Borrower in an amount equal to the proceeds which would have been realized from a hypothetical sale of those Guaranteed Notes at the Discount Rate, less the acceptance fees payable hereunder. Lender is authorized to hold or negotiate any such promissory notes. Guaranteed Notes shall remain in effect until the maturity of the term selected and notwithstanding anything to the contrary contained herein, may not be repaid prior to their maturity. On the maturity date thereof, Borrower shall pay Lender the face amount of each Guaranteed Note. If Lender does not receive written instructions from Borrower prior to maturity concerning the renewal of the Guaranteed Notes, then the face amount of the Guaranteed Notes shall be automatically deemed to be outstanding as a Prime-based loan under the relevant Facility until written instructions are received from Borrower.

–	Borrower shall monitor its Borrowings (including the face amount and maturity date of each Guaranteed Note) to ensure that the Borrowings hereunder do not exceed the maximum amount available hereunder. Lender shall have no obligation to make any Borrowing available in excess of amounts available hereunder.

–	Borrower shall provide notice to Lender prior to requesting an advance or making a repayment or conversion of Borrowings hereunder, as follows:

For Borrowings:
–	under Cdn. $5,000,000 – same day notice

–	Cdn. $5,000,000 and over – one Business Day prior written notice
–	Borrower may cancel the availability of any unused portion of a Facility on five Business Days’ notice. Any such cancellation is irrevocable.

–	The annual rates of interest or fees to which the rates calculated in accordance with this agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

–	If any amount due hereunder is not paid when due, Borrower shall pay interest on such unpaid amount (including without limitation, interest on interest) if and to the fullest extent permitted by applicable law, at a rate per annum equal to Prime plus 5%.

–	The branch of Lender (the “Branch of Account”) where Borrower maintains an account and through which the Borrowings will be made available is located at 219 — 2nd Street West, Brooks, Alberta T1R 1B5. Funds under the Credit Facilities will be advanced into and repaid from account no. 752-1090003-24 at the Branch of Account, or such other branch or account as Borrower and Lender may agree upon from time to time.

–	Lender shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to Borrower by Lender under this agreement. Lender shall record the principal amount of each Borrowing and the payment of principal, interest and fees and all other amounts becoming due to Lender under this agreement. Lender’s accounts and records constitute, in the absence of manifest error,

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conclusive evidence of the indebtedness of Borrower to Lender pursuant to this agreement.

–	Borrower authorizes and directs Lender to automatically debit, by mechanical, electronic or manual means, any bank account of Borrower for all amounts payable by Borrower to Lender pursuant to this agreement. Any amount due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day, and interest shall accrue accordingly.
14.	EVENTS OF DEFAULT:

If any of the events set forth below (an “Event of Default”) occurs and is continuing, Lender may at its option, by notice to Borrower, terminate any or all of the Facilities hereunder and demand immediate payment in full of all or any part of the amounts owed by Borrower thereunder:
(a)	if Borrower defaults in paying when due all or any part of the principal amount due hereunder;

(b)	if Borrower or any Guarantor defaults in paying when due all or any part of its indebtedness or other liability to Lender (other than as provided under section (a) above) and such default continues for 3 business days after notice from Lender;

(c)	if Borrower or any Guarantor defaults in the observance or performance of any of its covenants or obligations hereunder or in any of the Security Documents (other than as provided under section (a) or (b) above), or in any other document under which Borrower or such Guarantor is obligated to Lender, and in any such cases, the default continues for 15 days after notice from Lender;

(d)	if any charge or encumbrance on any Tangible Assets of Borrower or any Guarantor becomes enforceable and steps are taken to enforce it;

(e)	if any charge or encumbrance on any property of Borrower or any Guarantor (other than the Tangible Assets) having a fair market value in excess of $5,000,000 becomes enforceable and steps are taken to enforce it;

(f)	if Borrower or any Guarantor defaults in any obligation under the Syndicated Facility;

(g)	if a Remedial Action Notice (as defined in the Intercreditor Agreement) is delivered under the Intercreditor Agreement;

(h)	if an Activation Notice (as defined in the Blocked Account Agreement) is delivered under the Blocked Account Agreement;

(i)	if Borrower or any Guarantor defaults in any obligation to any person (other than Lender or under the Syndicated Facility) which involves or may involve a sum exceeding $5,000,000, and the default has not been cured within 5 days of the date Borrower first knew or should have known of the default;

(j)	if any other creditor of Borrower or any Guarantor takes collection steps against Borrower or such Guarantor or its assets;

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(k)	if final judgment or judgments should be entered against Borrower or any Guarantor for the payment of any amount of money exceeding $5,000,000, and the judgment or judgments are not discharged within 20 days after entry;

(l)	if an order is made, an effective resolution passed, or a petition is filed for the winding up the affairs of Borrower or any Guarantor or if a receiver or liquidator of Borrower or any Guarantor or any part of its assets is appointed;

(m)	if Borrower or any Guarantor becomes insolvent or makes a general assignment for the benefit of its creditors or an assignment in bankruptcy or files a proposal or notice of intention to file a proposal under the Bankruptcy and Insolvency Act or otherwise acknowledges its insolvency or if a bankruptcy petition is filed or receiving order is made against Borrower or any Guarantor and is not being disputed in good faith;

(n)	if Borrower or any Guarantor ceases or threatens to cease to carry on its business or makes a bulk sale of its assets;

(o)	if any of the licences, permits or approvals granted by any government or governmental authority or agency and material to the business of Borrower or any Guarantor is withdrawn, cancelled, suspended or adversely amended;

(p)	if Red Man and Midfield Holdings cease to be shareholders of Borrower or there is any other change in the ownership or control of Borrower which is not acceptable to Lender, acting reasonably. A change in the ownership or control of Borrower will mean any person acquiring more than 50% of the outstanding shares of Borrower; or

(q)	if any event or circumstance occurs which has or would reasonably be expected to have a Material Adverse Effect (as determined by Lender in its sole discretion).
Failing such immediate payment, Lender may, without further notice, realize under the Security Documents to the extent Lender chooses.

15.	MISCELLANEOUS:
(a)	All legal and other costs and expenses incurred by Lender in respect of the Facilities, the Security Documents and other related matters will be paid or reimbursed by Borrower on demand by Lender. Lender is authorized to debit Borrower’s current account for any such unpaid legal and other costs and expenses.

(b)	All Security Documents will be prepared by or under the supervision of Lender’s solicitors, unless Lender otherwise permits. Acceptance of this offer will authorize Lender to instruct Lender’s solicitors to prepare all necessary Security Documents and proceed with related matters.

(c)	Lender, without restriction, may waive in writing the satisfaction, observance or performance of any of the provisions of this Commitment Letter. The obligations of a Guarantor (if any) will not be diminished, discharged or otherwise affected by or as a result of any such waiver, except to the extent that such waiver relates to an obligation of such Guarantor. Any waiver by Lender of the strict performance of any provision hereof will not be deemed to be a waiver of any subsequent default, and any partial exercise of

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any right or remedy by Lender shall not be deemed to affect any other right or remedy to which Lender may be entitled.

(d)	Borrower shall reimburse Lender for any additional cost or reduction in income arising as a result of (i) the imposition of, or increase in, taxes on payments due to Lender hereunder (other than taxes on the overall net income of Lender), (ii) the imposition of, or increase in, any reserve or other similar requirement, (iii) the imposition of, or change in, any other condition affecting the Facilities imposed by any applicable law or the interpretation thereof.

(e)	Lender is authorized but not obligated, at any time, to apply any credit balance, whether or not then due, to which Borrower or Guarantor is entitled on any account in any currency at any branch or office of Lender in or towards satisfaction of the obligations of Borrower or such Guarantor due to Lender under this agreement or any guarantee granted in support hereof, as applicable. Lender is authorized to use any such credit balance to buy such other currencies as may be necessary to effect such application.

(f)	Words importing the singular will include the plural and vice versa, and words importing gender will include the masculine, feminine and neuter, and anything importing or referring to a person will include a body corporate and a partnership and any entity, in each case all as the context and the nature of the parties requires.

(g)	If any portion of this agreement is held invalid or unenforceable, the remainder of this agreement will not be affected and will be valid and enforceable to the fullest extent permitted by law. In the event of a conflict between the provisions hereof and of any Security Documents, the provisions hereof shall prevail to the extent of the conflict.

(h)	Where the interest rate for a credit is based on Prime, the applicable rate on any day will depend on the Prime rate in effect on that day. The statement by Lender as to Prime and as to the rate of interest applicable to a credit on any day will be binding and conclusive for all purposes. All interest rates specified are nominal annual rates. The effective annual rate in any case will vary with payment frequency. All interest payable hereunder bears interest as well after as before maturity, default and judgment with interest on overdue interest at the applicable rate payable hereunder. To the extent permitted by law, Borrower waives the provisions of the Judgment Interest Act (Alberta).

(i)	Any written communication which a party may wish to serve on any other party may be served personally (in the case of a body corporate, on any officer or director thereof) or by leaving the same at or couriering or mailing the same by registered mail to the Branch of Account (for Lender) or to the last known address (for Borrower or any Guarantor), and in the case of mailing will be deemed to have been received two (2) Business Days after mailing except in the case of postal disruption.

(j)	Unless otherwise specified, references herein to “$” and “dollars” mean Canadian dollars.

(k)	Lender shall have the right to assign, sell or participate its rights and obligations in the Facilities or in any Borrowing thereunder, in whole or in part, to one or more persons, provided that the consent of Borrower shall be required if no default is then in existence, such consent not to be unreasonably withheld or delayed.

Midfield Supply ULC	May 17, 2007

(l)	Borrower shall indemnify Lender against all losses, liabilities, claims, damages or expenses (including without limitation legal expenses on a solicitor and his own client basis) (i) incurred in connection with the entry into, performance or enforcement of this agreement, the use of the Facility proceeds or any breach by Borrower or any Guarantor of the terms hereof or any document related hereto, or (ii) arising out of or in respect of: (A) the release of any hazardous or toxic waste or other substance into the environment from any property of Borrower or any of its Subsidiaries, and (B) the remedial action (if any) taken by Lender in respect of any such release, contamination or pollution. This indemnity will survive the repayment or cancellation of any of the Facilities or any termination of this agreement.

(m)	For certainty, the permission to create a Permitted Encumbrance shall not be construed as a subordination or postponement, express or implied, of Lender’s Security Documents to such Permitted Encumbrance.

(n)	Borrower’s information, corporate or personal, may be subject to disclosure without its consent pursuant to provincial, federal, national or international laws as they apply to the product or service Borrower has with Lender or any third party acting on behalf of or contracting with Lender.

(o)	Time shall be of the essence in all provisions of this agreement.

(p)	This agreement may be executed in counterpart.

(q)	This agreement shall be governed by the laws of Alberta.
16.	DEFINITIONS:
“Adjusted EBITDA”, for the period then calculated, means, EBITDA plus Bonuses, to the extent deducted in calculating EBITDA, plus the EPSPs, to the extent deducted in calculating EBITDA.
“Blocked Account Agreement” means the blocked accounts agreement dated on or about the date hereof among the Borrower, the Lender and the agent under the Syndicated Facility, as amended from time to time.
“Bonuses” means bonuses payable by Borrower to its employees in respect of Borrower’s most recently ended fiscal year, which bonuses are calculated in accordance with the Shareholders Agreement.
“Borrowed Money” means with respect to any Loan Party, without duplication, its:
(a)	Indebtedness that:
i)	arises from the lending of money by any person to such Loan Party;

ii)	is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments;

iii)	accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the ordinary course of business); or

iv)	was issued or assumed as full or partial payment for property;

Midfield Supply ULC	May 17, 2007

(b)	Capital Leases;

(c)	reimbursement obligations with respect to letters of credit; and

(d)	guarantees of any Indebtedness of the foregoing types owing by another person.
“Borrower” shall mean Midfield Supply ULC, a corporation duly amalgamated pursuant to the laws of the Province of Alberta.
“Borrowings” means all amounts outstanding under the Facilities, or if the context so requires, all amounts outstanding under one or more of the Facilities or under one or more borrowing options of one or more of the Facilities.
“Business Day” means a day, excluding Saturday and Sunday, on which banking institutions are open for business in the province of Alberta.
“Capital Expenditures” means all liabilities incurred, expenditures made or payments due (whether or not made) by Borrower or Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases.
“Capital Leases” means any leases that are required to be capitalized for financial reporting purposes in accordance with GAAP.
“Class R Note” means the unsecured subordinated demand promissory note, classified as the Class R Note, dated as of June 15, 2005, issued to Red Man by Borrower in the amount of $37,283,833, bearing interest at the rate of 12% per annum (which interest is payable annually in the month of April).
“Discount Rate” means, with respect to Guaranteed Notes, the per annum rate of interest which is the arithmetic average of the rates per 365-day period applicable to Canadian dollar bankers’ acceptances having identical issue and comparable maturity dates as the Guaranteed Notes proposed to be issued by Borrower displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 8:00 a.m. (Calgary time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, or if the rate referred to is not available, then the rate quoted by the Lender.
“Distribution” means any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Indebtedness to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
“EBITDA” as determined on a consolidated basis for Borrower and Subsidiaries, means net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, and any extraordinary gains (in each case, to the extent included in determining net income).
“EPSPs” means the Employee Profit Sharing Plan distributions made in accordance with the Shareholders Agreement which are, for greater certainty:
(a)	the EPSP first allocation which is an amount equal to the interest payable by Borrower on the Class R Note in each fiscal year multiplied by the common stock ownership ratio of

Midfield Supply ULC	May 17, 2007

the number of shares held by Midfield Holdings in Borrower, divided by the number of shares held by Red Man in Borrower, outstanding during the fiscal year, and

(b)	the EPSP second allocation which is an amount equal to taxable earnings of Borrower before deduction of the EPSP second allocation in each fiscal year multiplied by the common stock ownership ratio of the number of shares held by Midfield Holdings in Borrower, divided by the total number of shares of Borrower outstanding during the fiscal year.
“Equity Interest” means the interest of any (a) shareholder in a corporation or company, (b) partner in a partnership (whether general, limited, special, limited liability or joint venture), (c) member in a limited liability company or unlimited liability corporation, or (d) other person having any other form of equity security or ownership interest.
“Fixed Charge Coverage Ratio” means the ratio, determined and calculated on a consolidated basis for Borrower and Subsidiaries and on a rolling historical twelve month basis, of (a) Adjusted EBITDA, to (b) Fixed Charges.
“Fixed Charges” means the sum, when actually paid in the period, of interest expense, principal payments on Borrowed Money (other than the Borrowings), income taxes, Capital Expenditures (except those financed with Borrowed Money other than the Borrowings), Bonuses and Net Distributions.
“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles as may be described in the Canadian Institute of Chartered Accountants Handbook and other primary sources recognized from time to time by the Canadian Institute of Chartered Accountants.
“Guaranteed Notes” means the non-interest bearing promissory notes issued hereunder by Borrower to Lender under Lender’s guaranteed note program.
“Hedging Agreement” means any swap, hedging, interest rate, currency, foreign exchange or commodity contract or agreement, or confirmation thereunder, entered into from time to time in connection with:
(c)	interest rate swaps, forward rate transactions, interest rate options, cap transactions, floor transactions and similar rate-related transactions;

(d)	forward rate agreements, foreign exchange forward agreements, cross currency transactions and other similar currency-related transactions; or

(e)	commodity swaps, hedging transactions and other similar commodity-related transactions (whether physically or financially settled), including without limitation, commodity swaps;
the purpose of which is to hedge (a) interest rate, (b) currency exchange, and/or (c) commodity price exposure, as the case may be.
“Indebtedness” means all present and future obligations and indebtedness of a person, whether direct or indirect, absolute or contingent, including all indebtedness for borrowed money, all obligations in respect of swap or hedging arrangements and all other liabilities which in accordance with GAAP would appear on the liability side of a balance sheet (other than items of capital, retained earnings and surplus or deferred tax reserves).

Midfield Supply ULC	May 17, 2007

“Leverage Ratio” means the ratio, determined as of the end of any calendar month, of (a) Borrowed Money (other than contingent obligations of the Loan Parties) as of the last day of such calendar month less the Shareholders’ Notes and the Class R Note outstanding, to (b) Adjusted EBITDA for the rolling historical twelve month period then ending.
“Loan Parties” means the Borrower and all Guarantors, and “Loan Party” means any of them.
“Material Adverse Effect” means a material adverse effect on:
(a)	the financial condition of Borrower and any Guarantors on a consolidated basis; or

(b)	the ability of Borrower to repay amounts owing hereunder.
“Net Distributions” means the sum, when actually paid in the period, of EPSPs, dividends and any other such Distributions (excluding Bonuses and interest on the Shareholders’ Notes and the Class R Note) made by the Borrower less Shareholder Reinvestments actually made at the time of such Distributions being made.
“Permitted Encumbrances” means, in respect of the Borrower and any Guarantors on a consolidated basis, the following:
(a)	liens for taxes, assessments or governmental charges not yet due or delinquent or the validity of which is being contested in good faith;

(b)	liens arising in connection with workers’ compensation, unemployment insurance, pension, employment or other social benefits laws or regulations which are not yet due or delinquent or the validity of which is being contested in good faith;

(c)	liens under or pursuant to any judgment rendered or claim filed which are or will be appealed in good faith provided any execution thereof has been stayed;

(d)	undetermined or inchoate liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent;

(e)	liens arising by operation of law such as builders’ liens, carriers’ liens, materialmens’ liens and other liens of a similar nature which relate to obligations not due or delinquent;

(f)	easements, rights-of-way, servitudes or other similar rights in land (including, without in any way limiting the generality of the foregoing, rights-of-way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other persons which singularly or in the aggregate do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of Borrower or such Guarantor;

(g)	security given to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of Borrower or such Guarantor, all in the ordinary course of its business which singularly or in the aggregate do not materially impair the operation of its business;

Midfield Supply ULC	May 17, 2007

(h)	the reservation in any original grants from the Crown of any land or interests therein and statutory exceptions to title;

(i)	operating leases of assets other than the Tangible Assets;

(j)	Capital Lease transactions or sale-leaseback transactions involving an asset other than a Tangible Asset, or, with the prior written consent of Lender, involving a Tangible Asset, where the indebtedness represented by all such transactions does not at any time exceed $100,000 in aggregate;

(k)	security interests granted or assumed to finance the purchase of any property or asset (a “Purchase Money Security Interest”) other than a Tangible Asset, or, with the prior written consent of Lender, of a Tangible Asset, where:
i)	the security interest is granted at the time of or within 60 days after the purchase,

ii)	the security interest is limited to the property and assets acquired, and

iii)	the indebtedness represented by all Purchase Money Security Interests does not at any time exceed $100,000 in aggregate;
(l)	security interests granted in connection with the Syndicated Facility on properties and assets of the Borrower or such Guarantor other than the Tangible Assets; and

(m)	security interests or liens (other than those hereinbefore listed) of a specific nature (and excluding for greater certainty floating charges) on properties and assets other than a Tangible Asset having a fair market value not in excess of $100,000 in aggregate.
“Permitted Indebtedness” means, without duplication:
(a)	trade payables incurred in the ordinary course of business;

(b)	any Indebtedness secured by a Permitted Encumbrance;

(c)	any unsecured advances from affiliates/shareholders (including Red Man and Midfield Holdings) which are postponed in all respects to the Facilities pursuant to a subordination agreement acceptable to Lender;

(d)	any Indebtedness arising under the Syndicated Facility;

(e)	any debt created in connection with an acquisition of a business or an asset other than a Tangible Asset, providing the acquisition and the proposed debt have been approved under the Syndicated Facility; and

(f)	any Indebtedness owing to Lender.
“Potential Prior-Ranking Claims” means:
(a)	all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise, which ranks or is

Midfield Supply ULC	May 17, 2007

capable of ranking in priority to Lender’s security or otherwise in priority to any claim by Lender for repayment of any amounts owing under this agreement; and

(b)	all amounts owing under or in connection with a Purchase Money Security Interest, Capital Lease or sale-leaseback transaction involving equipment which is a Tangible Asset.
“Prime” means the prime lending rate per annum established by Lender from time to time for commercial loans denominated in Canadian dollars made by Lender in Canada.
“Security Documents” means those security documents listed in the “Security Documents” section of this Agreement as well as any other security documents now or hereafter delivered by Borrower or a Guarantor in favour of Lender hereunder.
“Shareholders Agreement” means the shareholders agreement among Borrower, Red Man and Midfield Holdings dated as of June 15, 2005, as amended by a Shareholders Amending Agreement among the same parties dated as of December 28, 2005.
“Shareholders Notes” means collectively:
(a)	the unsecured demand promissory note, dated as of June 15, 2005, issued to Red Man by Borrower in the amount of $9,855,750, bearing interest at 8% per annum (which interest is payable annually in the month of January);

(b)	the unsecured demand promissory note dated as of April 25, 2006, issued to Red Man by Borrower in the amount of $14,818,915, bearing interest at 8% per annum (which interest is payable annually in the month of January);

(c)	the unsecured demand promissory note dated as of April 25, 2006, issued to Midfield Holdings by Borrower in the amount of $31,389,499, bearing interest at 8% per annum (which interest is payable annually in the month of January); and

(d)	all other promissory notes (other than the Class R Note) issued to any shareholder of, or person holding an Equity Interest in, Borrower during the term of this Agreement.
“Shareholder Reinvestments” means the annual loans (required pursuant to the Shareholders Agreement) to be made to Borrower by each of the persons having an Equity Interest in Borrower in the amounts calculated and set forth in the Shareholders Agreement.
“Subsidiaries” means:
(a)	a person of which another person alone or in conjunction with its other subsidiaries owns an aggregate number of voting shares sufficient to elect a majority of the directors regardless of the manner in which other voting shares are voted; and

(b)	a partnership of which at least a majority of the outstanding income interests or capital interests are directly or indirectly owned or controlled by such person, and includes a person in like relation to a Subsidiary.

Midfield Supply ULC	May 17, 2007

“Syndicated Facility” means the credit facility made available to Borrower by a syndicate of lenders under a loan and security agreement dated as of November 2, 2006, as amended April 26, 2007 and May ___, 2007, among Borrower, certain financial institutions and Bank of America, N.A. (acting through its Canada branch) as agent, as amended from time to time.
“Tangible Asset” means all real property and equipment of Borrower and any Guarantors that is subject to the Security Documents.
“Tangible Asset Value” means as determined by GAAP on a consolidated basis, the net book value of all real property (unless the value is supported by a drive-by real estate appraisal or a formal appraisal acceptable to Lender, in which case such value may be used) and equipment constituting Tangible Assets, less leasehold improvements, Potential Prior-Ranking Claims and other Permitted Encumbrances.

SCHEDULE “A”
COMPLIANCE CERTIFICATE

To:	Alberta Treasury Branches
Corporate Financial Services
300, 239 8th Ave SW
Calgary, AB T2P 1B9

Attention: D.A. (Dwayne) Hoopfer
I, hereby certify as of the date of this certificate as follows:

(a)	I am the [insert title] of Midfield Supply ULC (“Borrower”) and I am authorized to provide this certificate to you for and on behalf of Borrower.

(b)	This certificate applies to the [month/fiscal quarter/fiscal year] ending .

(c)	I am familiar with and have examined the provisions of the letter agreement (the “Agreement”) dated May 17, 2007 between the Borrower and Alberta Treasury Branches (“Lender”), as lender, and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of Borrower and any Guarantors. Terms defined in the Agreement have the same meanings when used in this certificate.

(d)	No event or circumstance has occurred which constitutes or which, with the giving of notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition of the Agreement and there is no reason to believe that during the next fiscal quarter of Borrower, any such event or circumstance will occur.

OR

We are or anticipate being in default of the following terms or conditions, and our proposed action to meet compliance is set out below:

Description of any breaches and proposed action to remedy:

(e)	Our financial ratios are as follows:
i)	the Leverage Ratio is ___:1, being not greater than the required ratio of 3.50:1;

ii)	the Fixed Charge Coverage Ratio is ___:1, being not less than the required ratio of 1.15:1;

iii)	the ratio of Tangible Asset Value to outstanding Borrowings is ___:1, being not less than the required ratio of 2:1.
(f)	The detailed calculations of the foregoing ratios and covenants are set forth in the addendum annexed hereto and are true and correct in all respects.

A-2
This certificate is given by the undersigned officer in his/her capacity as an officer of the Borrower without any personal liability on the part of such officer.
Dated this ___day of ___, 20___.

MIDFIELD SUPPLY ULC

Per:

Name:

Title:

SCHEDULE “B”
POWER OF ATTORNEY APPLICABLE TO GUARANTEED NOTES
Borrower hereby appoints Lender, acting by its duly authorized signing officers (the “Attorney”) for the time being at the Branch of Account, the attorney of Borrower:
1.	To sign for and on behalf and in the name of Borrower as drawer, guaranteed notes in the Lender’s standard form for advances in the nature of Guaranteed Note advances (the “Notes”) payable to Lender or its order evidencing Guaranteed Note advances made by Lender to Borrower; and

2.	To fill in the amount, date and maturity date of such Notes;
Provided that such acts in each case are to be undertaken by Lender in accordance with instructions given to Lender by Borrower as provided in this power of attorney.
Instructions to Lender relating to the execution and completion by Lender on behalf of Borrower of Notes which Borrower wishes to issue to Lender shall be communicated by Borrower to Lender in writing at the Branch of Account following delivery by Borrower of a notice in respect of a drawdown or conversion and shall specify the following information:
1.	A Canadian Dollar amount, which shall be the aggregate face amount of the Guaranteed Note advances to be made by Lender in respect of a particular drawdown or conversion;

2.	A specified period of time, which shall be the number of days after the date of such Notes that such Notes are to be payable, and the dates of issue and maturity of such Notes; and

3.	Payment instructions specifying the account number of Borrower and the financial institution at which the proceeds of such Guaranteed Note advances are to be credited.
The communication in writing by Borrower to Lender of the instructions referred to above shall constitute the authorization and instruction of Borrower to Lender to complete and execute Notes in accordance with such information as set out above. Borrower acknowledges that Lender shall not be obligated to make any Guaranteed Note advances and therefore complete and execute any Notes evidencing the same. Lender shall be and is hereby authorized to act on behalf of Borrower upon and in compliance with instructions communicated to Lender as provided herein if Lender reasonably believes them to be genuine.
Borrower agrees to indemnify Lender and its directors, officers, employees, affiliates and agents and to hold it and them harmless from any loss, liability, expense or claim of any kind or nature whatsoever incurred by any of them as a result of any action or inaction in any way relating to or arising out of this power of attorney or the acts contemplated hereby; provided that this indemnity shall not apply to any such loss, liability, expense or claim which results from the gross negligence or willful misconduct of Lender or any of its directors, officers, employees, affiliates or agents.

B-2
This power of attorney may be revoked by Borrower at any time upon not less than five (5) Business Days’ written notice served upon Lender at the Branch of Account provided that (i) it may be replaced with another power of attorney forthwith and (ii) no such revocation shall reduce, limit or otherwise affect the obligations of Borrower in respect of any Note executed and completed in accordance herewith prior to the time at which such revocation becomes effective. This power of attorney may be terminated by Lender at any time upon not less than five (5) Business Days’ written notice to Borrower.
Any revocation or termination of this power of attorney shall not affect the rights of Lender and the obligations of Borrower with respect to the indemnities of Borrower above stated with respect to all matters arising prior in time to any such revocation or termination.
This power of attorney shall be governed in all respects by the laws of the Province of Alberta and the laws of Canada applicable therein and each of Borrower and Lender hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of such jurisdiction in respect of all matters arising out of this power or attorney.

SCHEDULE “C”
REQUEST FOR EXTENSION
Date:
Alberta Treasury Branches
Corporate Financial Services
300, 239-8th Ave S.W.
Calgary, Alberta T2P 1B9
Attention: D.A. (Dwayne) Hoopfer
Dear Sirs:
We refer to the Commitment Letter dated as of May 17, 2007 between Midfield Supply ULC as Borrower and Alberta Treasury Branches as lender (the “Letter Agreement”). Capitalized terms used herein have the same meaning as in the Letter Agreement.
In accordance with Section 3 of the Letter Agreement, we hereby request that the Lender provide an offer to extend the Term Date for a period of up to 364 days.
We hereby certify that:
1.	except as disclosed to the Lender in writing, the representations and warranties contained in the Letter Agreement are true and correct on the date hereof and will be true and correct on the date of extension, as applicable, with the same effect as if such representations and warranties were made on such dates; and

2.	no event or circumstance has occurred which constitutes or which, with the giving of notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition of the Letter Agreement or any Security Document granted in connection therewith and there is no reason to believe that during the next fiscal quarter of Borrower, any such event or circumstance will occur.
If you will offer this extension on the existing terms and conditions, please execute the counterpart of this request for extension and return it to us in accordance with the provisions of the Letter Agreement.
Yours truly,
MIDFIELD SUPPLY ULC

Per:

Name:

Title:

D-2
The Lender hereby offers to extend the Term Date under the Letter Agreement for a period of three hundred sixty-four (364) days from the date of your acceptance of this offer. This offer is open for acceptance until                     , being the day prior to the current Term Date.

ALBERTA TREASURY BRANCHES

Per:

Name:

Title:

Accepted on                                                             , ___.

MIDFIELD SUPPLY ULC

Per:

Name:

Title: